EXHIBIT 99.1

Synthesis Energy Systems, Inc. and Simon India Renew Joint Marketing Agreement, Expand Partnership to Include Global Engineering Support

HOUSTON, May 26, 2016 (GLOBE NEWSWIRE) -- Synthesis Energy Systems, Inc. (SES) (NASDAQ:SYMX), the global leader of full-range feedstock flexibility in advanced energy gasification technology, and Simon India Limited (Simon), an engineering, procurement and contracting company, announced the renewal of their joint marketing agreement, to market SES Gasification Technology (SGT) for coal and biomass gasification projects in India. Additionally the companies have signed an engineering service agreement which provides a vehicle for Simon’s engineering support for SES within India, and extends SES’s capability to engage Simon for broader SGT engineering support globally. Simon is a wholly owned subsidiary of Zuari Global Limited, of which both are member companies of the Adventz Group, a $3 billion Indian conglomerate comprising 23 companies in various industries. Simon boasts a team of approximately 200 engineers and is headquartered in New Delhi, with regional offices in Pune and Jubail, Saudi Arabia.

“We are pleased to expand our relationship with Simon India, which broadens our global engineering capacity and ability to execute projects in our key markets around the world. We value the relationship we have built with Simon, and Simon will continue to advance SES’s interests in India, a country increasingly desirous of an affordable and environmentally beneficial clean energy solution to address ever-growing energy demand,” said DeLome Fair, SES President and CEO. “Just as our Tianwo-SES JV expanded our capability in China and select Asian markets, this new engineering services agreement is a first step in expanding SES’s engineering capability outside China, on a global basis.”

SGT is known for unparalleled feedstock flexibility, and is extremely and uniquely well-suited for the high-ash, low-grade coals that comprise upwards of 80 percent of all domestically available coal in India. SGT provides the ability to bring low cost, clean energy with the use of locally sourced coal and coal waste to markets such as India with large and growing demands for energy, abundant untapped, inexpensive low-rank coal resources and limited availability of low-cost natural gas.

“We are committed to SGT as the clean energy technology solution for India. We look forward to working with SES to develop the first SES Gasification Technology project in India, and we are excited for the opportunity to lend engineering support to SES’s projects outside India, as well,” said Ashok Grover, Simon India Chief Executive Officer and Executive Director.

“We are pleased with recent progress in India by Simon. Our expanded partnership further enhances our ability to execute our global clean energy business model,” added Ms. Fair.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems (SES) is a Houston-based technology company focused on bringing clean high-value energy to developing countries from low-cost and low-grade coal, biomass and municipal solid waste through its proprietary gasification technology based upon U-Gas®, licensed from the Gas Technology Institute. The SES Gasification Technology (SGT) can produce clean, low-cost syngas for power generation, industrial fuel gas, chemicals and transportation fuels, replacing expensive natural gas based energy. SGT enables Growth With Blue Skies, and greater fuel flexibility for both large-scale and efficient small- to medium-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals, which are significantly cheaper than higher grade coals, many coal waste products, biomass, and municipal solid waste feedstocks. For more information, please visit: www.synthesisenergy.com.

About Simon India Ltd.

Simon India (Simon), an ISO 9001:2008 and OHSAS 18001:2007 Company, is in the business of engineering and construction of process plants, infrastructure projects, chemical, fertilizer, oil & gas, petrochemicals, and power projects and cement projects using clean technologies with a mission to achieve recognition and growth through customer satisfaction, employee motivation and innovative approach. Simon is a wholly owned subsidiary of Zuari Global Limited. SIL and Zuari are member companies of the USD 3 billion Adventz Group, which is led by Mr. Saroj Kumar Poddar, and comprises 23 companies in various verticals. It is a major producer of a wide range of high-quality complex fertilizers and other agricultural inputs such as seeds, pesticides, micronutrients and specialty fertilizers. State-of-the-art, new generation, freight wagons and hydro-mechanical equipment is another major vertical and it is the largest manufacturer of these in the private sector. The Group has engineering expertise and offers technical consultancy, project management and contracting services to chemical, fertilizer, oil & gas, petrochemical, power and other infrastructure projects. For more information, please visit: www.simonindia.com and www.adventz.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the ability of our ZZ joint venture to effectively operate XE's methanol plant and produce methanol; the ability of our project with Yima to produce earnings and pay dividends; our ability to develop and expand business of the TSEC joint venture in the joint venture territory; our ability to successfully partner our technology business; our ability to develop our power business unit and marketing arrangement with GE and our other business verticals, including DRI steel, through our marketing arrangement with Midrex Technologies, and renewables; our ability to successfully develop the SES licensing business; events or circumstances which result in an impairment of assets, including, but not limited to, at our ZZ Joint Venture; our ability to reduce operating costs; our ability to make distributions and repatriate earnings from our Chinese operations; our limited history, and viability of our technology; commodity prices, including in particular methanol, and the availability and terms of financing; our ability to obtain the necessary approvals and permits for future projects; our ability to raise additional capital, if any, and our ability to estimate the sufficiency of existing capital resources; the sufficiency of internal controls and procedures; and our results of operations in countries outside of the U.S., where we are continuing to pursue and develop projects. Although SES believes that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected by us. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Contact:

MDC Group
Investor Relations:
David Castaneda
Arsen Mugurdumov
414.351.9758
IR@synthesisenergy.com

Media Relations:
Susan Roush
747.222.7012
PR@synthesisenergy.com